Exhibit 99
News Release

Contacts:	Layne Christensen Company Jerry W. Fanska
Sr. Vice President Finance
913-677-6858
www.laynechristensen.com
TUESDAY, APRIL 3, 2007
LAYNE CHRISTENSEN REPORTS FOURTH QUARTER AND
FISCAL 2007 YEAR END RESULTS
•	Revenues for the quarter up 31.6% to $193.1 million and for the year up 56.1% to $722.8 million

•	Earnings per share for the quarter more than doubled to $0.42 and for the year up 60% to $1.68 per share

•	Water and wastewater infrastructure division revenues and earnings up for the year 65.7% and 23.9%, respectively

•	Mineral exploration division revenues and earnings up for the year 19.9% and 90.4%, respectively

•	Energy division revenues and earnings up for the year 116% and 269.4%, respectively

•	For the year, other segment revenues and earnings of $14.9 million and $4.1 million, respectively, resulted primarily from a single non-recurring contract with an international oil exploration company

Financial Data	Three Months			Twelve Months
			%			%
(in 000’s, except per share data)	1/31/07	1/31/06	Change	1/31/07	1/31/06	Change
Revenues
— Water and wastewater infrastructure	$144,309	$110,469	30.6%	$531,916	$320,996	65.7%
— Mineral exploration	37,296	29,773	25.3	148,911	124,206	19.9
— Energy	9,278	4,700	97.4	27,081	12,536	116.0
— Other	2,198	1,787	23.0	14,860	5,277	181.6

Total revenues	193,081	146,729	31.6	722,768	463,015	56.1

Gross profit	48,295	34,427	40.3	186,395	118,387	57.4
Net income	6,656	3,116	113.6	26,252	14,681	78.8
Dilutive EPS	0.42	0.20	110.0	1.68	1.05	60.0
Weighted average dilutive shares outstanding	15,732	15,569	1.0	15,631	14,027	11.4

“The fourth quarter is a fitting final quarter to what has been a record year at Layne Christensen. We continue to benefit from strong demand in our water, minerals and energy markets. Performance in our mineral exploration division has been exceptional and driven earnings all year, while gas production in Layne Energy doubled. Our water treatment growth was also impressive with organic revenues doubling. Reynolds is starting to make its mark within Layne Christensen and successfully folded in two new acquisitions this past year. We are in a very good business rhythm right now.” —
Andrew B. Schmitt, President and Chief Executive Officer
-more-

MISSION WOODS, KANSAS, April 3, 2007 — Layne Christensen Company (Nasdaq: LAYN), today announced net income for the fiscal year ended January 31, 2007 of $26,252,000, or $1.68 per diluted share, compared to net income of $14,681,000, or $1.05 per diluted share last year. Net income for the fourth quarter was $6,656,000, or $0.42 per diluted share, compared to net income of $3,116,000, or $0.20 per diluted share, in the fourth quarter last year.
Revenues for the three and twelve months ended January 31, 2007 increased 31.6% and 56.1%, to $193,081,000 and $722,768,000 compared to $146,729,000 and $463,015,000 for the same periods last year. Revenues were up across all divisions for both periods, with the main increase in the water and wastewater infrastructure division, primarily from the acquisition of Reynolds, Inc. (“Reynolds”) that closed on September 28, 2005, the Collector Wells, International (“CWI”) acquisition that closed on June 16, 2006 and the acquisition of American Water Services Underground Infrastructure, Inc. (“UIG”) that closed on November 20, 2006. A further discussion of results of operations by division is presented below.
Gross profit as a percentage of revenues was 25.0% and 25.8% for the three and twelve months ended January 31, 2007, compared to 23.5% and 25.6% for the same periods last year. The increases in the gross profit percentage were primarily the result of improved margins in the mineral exploration division due to improved pricing and efficiency and the energy division due to increased production of unconventional gas, offset by reduced margins in the water and wastewater infrastructure division arising from the change in product mix with the acquisition of Reynolds.
Selling, general and administrative expenses increased to $27,279,000 and $102,603,000 for the three and twelve months ended January 31, 2007, compared to $20,783,000 and $69,979,000 for the same periods last year. The increases were primarily the result of $1,830,000 and $12,653,000 in incremental expenses added from the acquired businesses, additional incentive compensation expense of $979,000 and $6,300,000 from increased profitability, wage and benefit increases of $1,456,000 and $4,281,000 and increases in compensation expense of $575,000 and $2,187,000 associated with stock options under SFAS 123R, “Share Based Payments.”
Depreciation, depletion and amortization increased to $9,714,000 and $32,853,000 for the three and twelve months ended January 31, 2007, compared to $6,902,000 and $20,024,000 for the same periods last year. The increases were primarily the result of higher levels of capital expenditures, increased depreciation and amortization of $427,000 and $5,930,000 associated with the acquired businesses and increased depletion expense of $863,000 and $2,896,000 resulting from the increase in production of unconventional gas from the Company’s energy operations.
Equity in earnings of affiliates increased to $1,560,000 and $4,452,000 for the three and twelve months ended January 31, 2007, compared to $1,101,000 and $4,345,000 for the same periods last year. The changes reflect increased earnings of $892,000 and $946,000 from foreign affiliates in mineral exploration offset by decreases in earnings of $433,000 and $839,000 from a non-recurring domestic joint venture in the water and wastewater infrastructure division completed in the prior year.
Interest expense increased to $2,601,000 and $9,781,000 for the three and twelve months ended January 31, 2007, compared to $2,120,000 and $5,773,000 for the same periods last year. The increases were primarily a result of increases in the Company’s average borrowings in conjunction with the financing of acquisitions.
Other, net was a gain of $1,258,000 and $2,557,000 for the three and twelve months ended January 31, 2007, and a loss of $104,000 and a gain of $900,000 for the same periods last year. The increase for both periods primarily consists of a gain of $920,000 in the three months ended January 31, 2007, from the Company’s sale of its interest in a minerals concession.
Income tax expense was recorded at effective rates of 42.2% and 45.5% for the three and twelve months ended January 31, 2007, compared to effective rates of 44.5% and 47.1% for the same periods last year. The improvements in the effective rates were primarily attributable to the increases in pre-tax earnings, especially in international operations. The effective rates in excess of the statutory federal rate were due primarily to the impact of nondeductible expenses and the tax treatment of certain foreign operations.

Water and Wastewater Infrastructure Division
(in thousands)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2007	2006	2007	2006
Revenues	$144,309	$110,469	$531,916	$320,996
Income from continuing operations before income taxes	7,577	7,839	35,000	28,255
Water and wastewater infrastructure revenues increased 30.6% to $144,309,000 and 65.7% to $531,916,000 for the three and twelve months ended January 31, 2007, from $110,469,000 and $320,996,000 for the same periods last year. The increases in revenues were primarily attributable to incremental increases of $21,753,000 and $169,124,000 from the Company’s acquisitions and additional revenues of $7,413,000 and $21,064,000 from the Company’s continued expansion into water treatment markets.
Income from continuing operations for the water and wastewater infrastructure division decreased 3.3% to $7,577,000 for the three months ended January 31, 2007, compared to $7,839,000 in the prior year, and increased 23.9% to $35,000,000 for the twelve months ended January 31, 2007, compared to $28,255,000 for the prior year. The decrease for the three months was primarily due to the favorable settlement of several contract change orders in the ground stabilization product line, which occurred in the prior year, partially offset by incremental increases from acquired businesses and water treatment initiatives. The increase in income from continuing operations for the twelve months was primarily attributable to incremental increases of $8,374,000 from the acquired businesses and an increase in earnings from the Company’s water treatment initiatives of $2,678,000. These were partially offset by an increase in accrued incentive compensation of $3,219,000 due to higher profitability in the current year, reduced operating earnings of $4,081,000 as a result of a slowdown in certain ground stabilization construction operations in the western United States and a decrease of $839,000 from a domestic joint venture completed in the prior year.
Mineral Exploration Division
(in thousands)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2007	2006	2007	2006
Revenues	$37,296	$29,773	$148,911	$124,206
Income from continuing operations before income taxes	6,594	890	26,557	13,947
Mineral exploration revenues increased 25.3% to $37,296,000 and 19.9% to $148,911,000 for the three and twelve months ended January 31, 2007, compared to revenues of $29,773,000 and $124,206,000 for the same periods last year. The increases in revenues were primarily attributable to continued strength in worldwide exploration activity as a result of the relatively high gold and base metal prices.
Income from continuing operations for the mineral exploration division increased 640.9% to $6,594,000 and 90.4% to $26,557,000 for the three and twelve months ended January 31, 2007, compared to $890,000 and $13,947,000 for the same periods last year. The improved earnings were attributable to the impact of increased exploration activity in most of the Company’s markets and increased earnings by the Company’s Latin American affiliates. In addition, in January 2007 the division recognized a gain of $920,000 on the sale of its interest in a mineral concession. The improved earnings for the twelve months were partially offset by an increase in accrued incentive compensation of $808,000 due to higher profitability in the current year.
Energy Division
(in thousands)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2007	2006	2007	2006
Revenues	$9,278	$4,700	$27,081	$12,536
Income from continuing operations before income taxes	4,340	1,460	10,680	2,891

Energy division revenues increased 97.4% to $9,278,000 and 116.0% to $27,081,000 for the three and twelve months ended January 31, 2007, compared to revenues of $4,700,000 and $12,536,000 for the same periods last year. The increases in revenues were primarily attributable to increased production from the Company’s unconventional gas properties.
The division had income from continuing operations of $4,340,000 and $10,680,000 for the three and twelve months ended January 31, 2007, compared to $1,460,000 and $2,891,000 for the same periods last year. The increases in income from continuing operations were due to the increase in production noted above.
Other
(in thousands)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2007	2006	2007	2006
Revenues	$2,198	$1,787	$14,860	$5,277
Income from continuing operations before income taxes	544	882	4,094	1,307
The increases in revenues and income from continuing operations as compared to the prior year were primarily due to a non-recurring contract to provide equipment and supplies to an international oil exploration company. Revenues of $8,798,000 were recognized during fiscal 2007, primarily in the second quarter, as the equipment and supplies were delivered and accepted.
Unallocated Corporate Expenses
Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $4,935,000 and $18,383,000 for the three and twelve months ended January 31, 2007, and $3,332,000 and $12,771,000 for the same periods last year. The increases were primarily due to the recognition of compensation expense under SFAS 123R of $525,000 and $2,187,000, increases in wage and benefit costs of $367,000 and $1,077,000, increases in accrued incentive compensation of $377,000 and $815,000, and, for the twelve months, an increase in consulting services of $732,000.
Outlook
Andrew B. Schmitt, President and Chief Executive Officer, stated, “In fiscal 2008, we expect to see some topping out on the commodity side of our business albeit at current high levels of activity. In addition, water and wastewater infrastructure backlog in the U.S. is at record levels, up 54% over this time last year to $349,200,000. It should bode well for fiscal 2008.”
Summary of Operating Segment Reconciliation Data
(in thousands)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2007	2006	2007	2006
Revenues
Water and wastewater infrastructure	$144,309	$110,469	$531,916	$320,996
Mineral exploration	37,296	29,773	148,911	124,206
Energy	9,278	4,700	27,081	12,536
Other	2,198	1,787	14,860	5,277

Total revenues	$193,081	$146,729	$722,768	$463,015

Equity in earnings of affiliates
Water and wastewater infrastructure	$—	$433	$—	$839
Mineral exploration	1,560	668	4,452	3,506

Total equity in earnings of affiliates	$1,560	$1,101	$4,452	$4,345

Income (loss) from continuing operations before income taxes and minority interest
Water and wastewater infrastructure	$7,577	$7,839	$35,000	$28,255
Mineral exploration	6,594	890	26,557	13,947
Energy	4,340	1,460	10,680	2,891
Other	544	882	4,094	1,307
Unallocated corporate expenses	(4,935)	(3,332)	(18,383)	(12,771)
Interest	(2,601)	(2,120)	(9,781)	(5,773)

Total income from continuing operations before income taxes and minority interest	$11,519	$5,619	$48,167	$27,856

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future. Forward looking statements can often be identified by the use of forward-looking terminology, such as “should,” “intended,” “continue,” “believe,” “may,” “hope,” “anticipate,” “will,” “will be,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing prices for various commodities, unanticipated slowdowns in the Company’s major markets, the risks and uncertainties normally incident to the exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.
Layne Christensen Company provides sophisticated services and related products for the water, mineral, construction and energy markets.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)

	Three Months		Twelve Months
	Ended		Ended
	January 31,		January 31,
	2007	2006	2007	2006
Revenues	$193,081	$146,729	$722,768	$463,015
Cost of revenues (exclusive of depreciation shown below)	144,786	112,302	536,373	344,628

Gross profit	48,295	34,427	186,395	118,387
Selling, general and administrative expense	27,279	20,783	102,603	69,979
Depreciation, depletion and amortization	9,714	6,902	32,853	20,024
Other income (expense):
Equity in earnings of affiliates	1,560	1,101	4,452	4,345
Interest	(2,601)	(2,120)	(9,781)	(5,773)
Other, net	1,258	(104)	2,557	900

Income from continuing operations before income taxes and minority interest	11,519	5,619	48,167	27,856
Income tax expense	4,863	2,503	21,915	13,121
Minority interest	—	—	—	(50)

Net income from continuing operations before discontinued operations	6,656	3,116	26,252	14,685
Loss from discontinued operations, net of income tax benefit (expense) of $(2) and $127	—	—	—	(4)

Net income	$6,656	$3,116	$26,252	$14,681

Basic income (loss) per share:
Net income from continuing operations	$0.43	$0.20	$1.71	$1.08
Gain (loss) from discontinued operations, net of income taxes	—	—	—	—

Net income per share	$0.43	$0.20	$1.71	$1.08

Diluted income (loss) per share:
Net income from continuing operations	$0.42	$0.20	$1.68	$1.05
Gain (loss) from discontinued operations, net of income taxes	—	—	—	—

Net income per share	$0.42	$0.20	$1.68	$1.05

Weighted average shares outstanding — basic	15,432	15,219	15,320	13,550
Dilutive stock options	300	350	311	477

Weighted average shares outstanding — diluted	15,732	15,569	15,631	14,027

	As of	As of
	January 31,	January 31,
Balance Sheet Data:	2007	2006
Working capital, excluding debt	$66,989	$69,996
Total assets	547,164	449,335
Total debt	151,600	128,900
Total stockholders’ equity	205,034	171,626
Common shares issued and outstanding	15,518	15,233